Exhibit 23.4

We hereby consent to the disclosure of our firm’s name, iResearch Consulting Group, and the report <<2009-2010 the summary of China Internet Game Industry>> prepared by us, in the registration statement on Form F-1 filed by Sunity Online Entertainment Limited with the U.S. Securities and Exchange Commission and any amendments to such registration statement, and to the inclusion of the references to our report in the prospectus which is part of said registration statement on Form F-1 and any amendments to such registration statement.

Very truly yours,

iResearch Consulting Group

By:

Name:	Michael Ruan

Title:	Chief Operation Officer

Date:	2010-10-08